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                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement

[_] Confidential, for Use of the Commission
    Only (as Permitted by Rule 14a-6(e)(2))

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[X] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                      TERRA NOVA (BERMUDA) HOLDINGS LTD.
                      ----------------------------------
               (Name of Registrant as Specified In Its Charter)


                      ----------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    (1) Title of each class of securities to which transaction applies:
    (2) Aggregate number of securities to which transactions applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
        (Set forth the amount on which the filing fee is calculated and state how it was determined):
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    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:
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Notes:

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           MARKEL CORPORATION AND TERRA NOVA (BERMUDA) HOLDINGS LTD.
                       ANNOUNCE REVISED MERGER AGREEMENT


RICHMOND, VIRGINIA and HAMILTON, BERMUDA, January 26, 2000 - Markel Corporation (NYSE: MKL) and Terra Nova (Bermuda) Holdings Ltd (NYSE: TNA), jointly announced that they have agreed to revised terms for their previously announced merger and scheme of arrangement.

Under the revised agreement, Terra Nova shareholders would be entitled to receive, for each ordinary share, $13.00 in cash, 0.07027 of a common share of a new holding company and 0.07027 of a contingent value right ("CVR"). The contingent value right is intended to increase the likelihood that a Terra Nova shareholder will be able to realize a minimum value of $185 for each holding company share received. Each Markel shareholder would continue to be entitled to receive for each common share, one common share of the new holding company. Upon completion of the transaction the holding company will be renamed Markel Corporation.

Each CVR will represent the right, on the 30th month anniversary of the proposed transaction, to receive in cash or Markel common stock the amount by which the average closing price of a share of Markel common stock for twenty consecutive trading days ("Average Trading Value") prior to maturity is less than $185.00 per share, but in no event will the amount per CVR exceed $45.00. If the Average Trading Value of Markel Common Stock is equal to or greater than $185.00 per share at any time during the term of the CVR's, the CVR's will automatically be extinguished without further consideration or action by Markel or shareholders. Markel may redeem all, but not less than all, the CVR's at any time upon not less than 30 days notice at a price equal to the then discounted present value of the difference between $185.00 and the Average Trading Value of Markel common stock five business days prior to the notice of redemption.

The revised terms are subject to negotiation and execution of definitive documentation and the approval of the boards and shareholders of each of the companies. Shareholder Meetings, currently scheduled for February 10, 2000, will be adjourned to a later date, to be announced, to consider the revised transaction.

The new agreement was reached after preliminary information indicated that Terra Nova will report a loss for the fourth quarter and for the full year of 1999 and after taking into account the decline in the market price of Markel shares since the merger agreement was signed in August 1999. Terra Nova stated that the fourth quarter loss results from several factors including significant catastrophe losses in the quarter, primarily from European storms, a one time charge for reinsurance in connection with the company's decision to close certain operations and exit certain lines of business and adverse claim development in the company's international property reinsurance business. The full year after tax loss is not expected to exceed $2.13 per share and Terra Nova's year end book value is expected to be not less than $445 million or $17.57 per share.


(more)
Steve Markel, Markel's Vice-Chairman and John Dwyer, Terra Nova's Chairman, each stated that they believe that the reasons that led the two companies to the merger
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agreement in August are as valid today as they were then.   Steve Markel
added, "We are very happy that we have satisfactorily adjusted the transaction in a manner which is good for all parties. We will continue to work diligently with Terra Nova associates to consummate the transaction and together continue to build shareholder value over the long term."

Markel Corporation markets and underwrites specialty insurance products and programs to a variety of niche markets. In each of these markets, the Company seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting profits and superior investment returns to build shareholder value.

Terra Nova (Bermuda) Holdings Ltd. is the holding company for five wholly owned operating entities -- Terra Nova Insurance Company Limited in the UK, Terra Nova (Bermuda) Insurance Company Ltd., Corifrance in Paris, and Terra Nova Capital Limited and Octavian Syndicate Management Limited which manages six Lloyd's syndicates in which the Company has a participation. Through these companies, Terra Nova underwrites a diverse property, casualty, marine and aviation insurance and reinsurance business on a worldwide basis.

Forward-looking statements contained in this press release are made under ``safe-harbor'' provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties The proposed transaction is still subject to board and shareholder approval. Failure or delay in obtaining these approvals could have a material effect on the transaction.
Other risk factors and cautionary statements will be set forth in the revised proxy statement/prospectus related to the transaction and/or in Markel's and Terra Nova's periodic reports filed with the Securities and Exchange Commission.

Investors are urged to read the amendment to Markel Holdings' Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission because it will contain important information. The joint proxy statement/prospectus included in the Markel Holdings' Registration Statement on Form S-4 includes the identity of the participants in the solicitation and a description of their direct or indirect interests. Investors can get these documents when filed for free at the SEC's web site at http://www.sec.gov.
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CONTACTS:

Markel Corporation: Steven A. Markel, 804-747-0136
Terra Nova (Bermuda) Holdings Ltd.: John J. Dwyer, 441-292-7731